Exhibit 99.1

Independence Contract Drilling, Inc. Reports Financial Results For The Third Quarter Ended September 30, 2016

HOUSTON, Oct. 26, 2016 /PRNewswire/ -- INDEPENDENCE CONTRACT DRILLING, INC. (the "Company") (NYSE: ICD) today reported financial results for the three months ended September 30, 2016.

Third Quarter 2016 Highlights

  Reactivated five cold stacked and standby rigs.
  Net loss of $7.2 million, or $0.19 per share.
  Adjusted net loss of $6.5 million, or $0.17 per share, excluding $0.7 million, or $0.02 per share, of non-cash charges summarized below.
  Both net loss and adjusted net loss include $2.6 million, or $0.07 per share, of rig reactivation and severance costs.
  Adjusted EBITDA of $1.0 million, including $2.6 million of rig reactivation and severance costs.
  64.7% utilization of marketed rigs.
  774 revenue days, including 236 standby days.
  Margin per operating day, excluding rig reactivation costs, of $7,806.
  Cost per day at the rig level for rigs operating throughout the quarter of $10,594.

During the third quarter of 2016, the Company reported operating revenues of $14.5 million, a net loss of $7.2 million, or $0.19 per share, an adjusted net loss of $6.5 million, or $0.17 per share, and adjusted EBITDA of $1.0 million. This compares to operating revenues of $15.2 million, a net loss of $4.2 million, or $0.12 per share, an adjusted net loss of $2.2 million, or $0.07 per share, and adjusted EBITDA of $5.4 million for the second quarter of 2016, and operating revenues of $21.3 million, a net loss of $3.4 million, or $0.14 per share, an adjusted net loss of $1.2 million, or $0.05 per share, and adjusted EBITDA of $5.8 million for the third quarter of 2015.

Chief Executive Officer Byron Dunn commented, "The third quarter was transitional for ICD. We more than doubled our operating rig count and, subsequent to quarter end, signed two new one-year term contracts for rigs mobilizing to the Haynesville, taking our contracted fleet to 92% of available rigs. As a modular manufacturer, ICD has a very flexible cost structure, and during the quarter, we reduced our run-rate rig manufacture cost base and rationalized our executive leadership and SG&A cost structure, resulting in a $1.5 million run-rate cost reduction."

Quarterly Operational Results

The Company's marketed fleet operated at 64.7% utilization and recorded 774 revenue days during the third quarter of 2016 compared to 65.6% utilization and 732 revenue days during the second quarter of 2016 and 82.1% utilization and 880 revenue days during the third quarter of 2015. Rig operating margins during the third quarter of 2016, excluding rig reactivation costs, were $7,806 per day, compared to $11,359 per day during the second quarter of 2016 and $10,339 per day during the third quarter of 2015. The sequential decline in margin per day was due to a reduction in operating days generated from high dayrate legacy term contracts as well as early termination revenues recognized during the second quarter.

Operating costs during the third quarter of 2016 totaled $11.2 million, compared to $7.4 million during the second quarter of 2016 and $12.5 million during the third quarter of 2015. Included in operating costs during the period were approximately $2.5 million for the reactivation of cold stack and standby rigs as well as $0.3 million of rig manufacture costs that were expensed due to intermittent rig construction activities during the quarter.

Operating expenses, excluding reactivation costs, were $9,614 per day during the third quarter of 2016, compared to $8,757 during the second quarter of 2016 and $13,239 during the third quarter of 2015. The increase in operating costs per day was principally driven by a reduction in the number of standby-without-crew days during the quarter compared to the prior periods. At the rig level, costs per day for rigs operating throughout the quarter remained relatively flat at $10,594.

Selling, general and administrative expenses during the third quarter were $3.2 million, compared to $5.0 million during the second quarter of 2016 and $3.8 million during the third quarter of 2015. Selling, general and administrative expenses during the third quarter of 2016 included $0.1 million in severance expense, and during the second quarter of 2016, included a $1.5 million retirement accrual. Non-cash stock-based compensation expense was $1.0 million during the third quarter of 2016, compared to $1.2 million and $0.7 million in the second quarter of 2016 and the third quarter of 2015, respectively.

Excluding severance and retirement expense and non-cash stock-based compensation expense, selling, general and administrative expenses during the third quarter of 2016 were $2.2 million, compared to $2.3 million during the second quarter of 2016 and $3.0 million during the third quarter of 2015. The overall decrease in selling, general and administrative expenses, excluding these items, compared to the prior periods relates to efficiency initiatives instituted during 2015 and 2016.

Drilling Operations Update

During the third quarter of 2016, the Company reactivated five rigs from cold stack and standby status and began the fourth quarter of 2016 with ten contracted rigs, including one rig earning revenue on a standby basis.

Since the end of the third quarter, the Company has signed two new one-year term contracts, with expected rig mobilizations at the end of the year, bringing the number of contracted rigs to twelve, approximately 92% of ICD's marketed fleet.

Capital Expenditures and Liquidity Update

Aggregate cash outlays for capital expenditures, net of disposal proceeds, during the third quarter were $6.7 million. The Company's capital expenditure budget for the remainder of 2016 has been increased to $7.0 million, representing an increase of approximately $5.7 million associated with additional rig upgrades compared to the prior budget.

At September 30, 2016, the Company had drawn $23.0 million on its revolving credit facility and had net debt, excluding capital lease obligations, of $15.1 million. Increases in borrowings during the quarter resulted from capital expenditures and working capital investments associated with rig reactivations. The borrowing base under the credit facility was $78.0 million at September 30, 2016. Remaining availability under the credit facility was $55.0 million at September 30, 2016.

Summary of Charges

Charges incurred during the third quarter of 2016 included the following items:

  $0.7 million, or $0.02 per share, non-cash disposal of equipment in connection with the upgrade to 7,500psi mud systems.

Charges incurred during the second quarter of 2016 included the following items:

  $1.5 million, or $0.04 per share, of retirement benefits associated with the departure of an executive officer, and
  $0.5 million, or $0.01 per share, related to the amortization of deferred financing costs in connection with a reduction of commitments under the Company's revolving credit facility.

Charges incurred during the third quarter of 2015 included the following items:

  $2.2 million, or $0.09 per share, non-cash disposal charge associated with the conversion of one of the Company's non-walking rigs to 200 series pad-optimal status.

Conference Call Details

A conference call for investors will be held today, October 26, 2016, at 10:00 a.m. Central Time (11:00 p.m. Eastern Time) to discuss the Company's third quarter 2016 results. Hosting the call will be Byron A. Dunn, President and Chief Executive Officer, and Philip A. Choyce, Executive Vice President and Chief Financial Officer.

The call can be accessed live over the telephone by dialing (855) 239-3115 or for international callers, (412) 542-4125. A replay will be available shortly after the call and can be accessed by dialing (877) 344-7529 or for international callers, (412) 317-0088. The passcode for the replay is 10094308. The replay will be available until November 2, 2016.

Interested parties may also listen to a simultaneous webcast of the conference call by logging onto the Company's website at www.icdrilling.com in the Investor Relations section. A replay of the webcast will also be available for approximately 30 days following the call.

About Independence Contract Drilling, Inc.

Independence Contract Drilling provides land-based contract drilling services for oil and natural gas producers in the United States. The Company constructs, owns and operates a fleet of pad-optimal ShaleDriller rigs that are specifically engineered and designed to accelerate its clients' production profiles and cash flows from their most technically demanding and economically impactful oil and gas properties. For more information, visit www.icdrilling.com.

Forward-Looking Statements

This news release contains certain forward-looking statements within the meaning of the federal securities laws. Words such as "anticipated," "estimated," "expected," "planned," "scheduled," "targeted," "believes," "intends," "objectives," "projects," "strategies" and similar expressions are used to identify such forward-looking statements. However, the absence of these words does not mean that a statement is not forward-looking. Forward-looking statements relating to Independence Contract Drilling's operations are based on a number of expectations or assumptions which have been used to develop such information and statements but which may prove to be incorrect. These statements are not guarantees of future performance and involve certain risks, uncertainties and assumptions that are difficult to predict, and there can be no assurance that actual outcomes and results will not differ materially from those expected by management of Independence Contract Drilling. For more information concerning factors that could cause actual results to differ materially from those conveyed in the forward-looking statements, please refer to the "Risk Factors" section of the Company's Annual Report on Form 10-K, filed with the SEC and the information included in subsequent amendments and other filings. These forward-looking statements are based on and include our expectations as of the date hereof. Independence Contract Drilling does not undertake any obligation to update or revise such forward-looking statements to reflect events or circumstances that occur, or which Independence Contract Drilling becomes aware of, after the date hereof.

INVESTOR CONTACTS:
Independence Contract Drilling, Inc.
E-mail inquiries to: investor.relations@icdrilling.com
Phone inquiries: (281) 598-1211

INDEPENDENCE CONTRACT DRILLING, INC. Unaudited (in thousands, except par value and share data)

BALANCE SHEETS

	September 30, 2016	December 31, 2015
Assets
Cash and cash equivalents	$ 7,912	$ 5,344
Accounts receivable, net	8,965	18,240
Inventory	2,537	2,317
Prepaid expenses and other current assets	3,043	3,436
Total current assets	22,457	29,337
Property, plant and equipment, net	281,494	283,378
Other long-term assets, net	1,178	2,074
Total assets	$ 305,129	$ 314,789
Liabilities and Stockholders' Equity
Liabilities
Current portion of long-term debt (1)	$ 439	$ -
Accounts payable	7,975	8,584
Accrued liabilities	6,214	10,206
Total current liabilities	14,628	18,790
Long-term debt (2)	23,362	62,708
Deferred income taxes	261	193
Other long-term liabilities	100	361
Total liabilities	38,351	82,052
Commitments and contingencies
Stockholders' equity
Common stock, $0.01 par value, 100,000,000 shares authorized; 37,808,242 and 24,539,937 shares issued, respectively; and 37,606,508 and 24,403,659 shares outstanding, respectively

	376	244
Additional paid-in capital	323,005	276,948
Accumulated deficit	(54,972)	(43,169)
Treasury stock, at cost, 201,734 and 136,278 shares, respectively	(1,631)	(1,286)
Total stockholders' equity	266,778	232,737
Total liabilities and stockholders' equity	$ 305,129	$ 314,789

(1)	Current portion of long-term debt relates solely to the current portion of capitalized vehicle lease obligations. In 2015, these vehicle leases were structured as operating leases.
(2)	As of September 30, 2016, long-term debt includes $392K of long-term capitalized vehicle lease obligations. In 2015, these vehicle leases were structured as operating leases.

INDEPENDENCE CONTRACT DRILLING, INC. Unaudited (in thousands, except per share amounts)

STATEMENTS OF OPERATIONS

	Three Months Ended			Nine Months Ended
	September 30,		June 30,	September 30,
	2016	2015	2016	2016	2015

Revenues	$ 14,464	$ 21,344	$ 15,155	$ 52,074	$ 64,732
Costs and expenses
Operating costs	11,246	12,526	7,398	31,211	37,689
Selling, general and administrative	3,242	3,756	5,005	11,868	11,338
Depreciation and amortization	6,010	5,635	5,816	17,651	15,093
Insurance recoveries, net	-	-	-	-	(841)
Loss on disposition of assets, net	676	2,268	37	588	2,602
Total cost and expenses	21,174	24,185	18,256	61,318	65,881
Operating loss	(6,710)	(2,841)	(3,101)	(9,244)	(1,149)
Interest expense	(456)	(862)	(1,059)	(2,492)	(1,891)
Loss before income taxes	(7,166)	(3,703)	(4,160)	(11,736)	(3,040)
Income tax expense (benefit)	32	(326)	31	67	(386)
Net loss	$ (7,198)	$ (3,377)	$ (4,191)	$ (11,803)	$ (2,654)

Loss per share:
Basic and Diluted	$ (0.19)	$ (0.14)	$ (0.12)	$ (0.37)	$ (0.11)

Weighted average number of common shares outstanding:
Basic and Diluted	37,387	23,920	33,608	31,670	23,874

INDEPENDENCE CONTRACT DRILLING, INC. Unaudited (in thousands)

STATEMENTS OF CASH FLOWS

	Nine Months Ended September 30,
	2016	2015

Cash flows from operating activities
Net loss	$(11,803)	$ (2,654)
Adjustments to reconcile net loss to net cash provided by operating activities
Depreciation and amortization	17,651	15,093
Insurance recoveries, net	-	(841)
Stock-based compensation	3,336	2,472
Stock-based compensation - executive retirement	(67)	-
Loss on disposition of assets, net	588	2,602
Deferred income taxes	68	129
Amortization of deferred financing costs	408	482
Write-off of deferred financing costs	504	-
Bad debt expense	-	80
Changes in operating assets and liabilities
Accounts receivable	9,275	3,719
Inventory	(227)	(317)
Prepaid expenses and other assets	244	(2,246)
Accounts payable and accrued liabilities	(3,325)	3,416
Income taxes payable	-	(408)
Net cash provided by operating activities	16,652	21,527

Cash flows from investing activities
Purchases of property, plant and equipment	(17,331)	(67,665)
Proceeds from insurance claim	188	2,899
Proceeds from the sale of property, plant and equipment	864	351
Net cash used in investing activities	(16,279)	(64,415)

Cash flows from financing activities
Borrowings under credit facility	42,391	116,479
Repayments under credit facility	(82,129)	(78,534)
Public offering proceeds, net of offering costs of $3,305	42,920	-
Purchase of treasury stock	(345)	(239)
Financing costs paid	(217)	(187)
Payments for capital lease obligations	(425)	-
Net cash provided by financing activities	2,195	37,519
Net increase (decrease) in cash and cash equivalents	2,568	(5,369)

Cash and cash equivalents
Beginning of period	5,344	10,757
End of period	$ 7,912	$ 5,388

Supplemental disclosure of cash flow information
Cash paid during the period for interest	$ 1,758	$ 2,272
Cash (received) paid during the period for income taxes	$ (133)	$ 135
Supplemental disclosure of non-cash investing and financing activity
Stock-based compensation capitalized as property, plant and equipment	$ -	$ 652
Change in property, plant and equipment purchases in accounts payable	$ (1,537)	$(12,918)
Additions to property, plant and equipment through capital leases	$ 1,256	$ -

The following table provides various financial and operational data for the Company's operations during the three months ended September 30, 2016 and 2015 and June 30, 2016 and the nine months ended September 30, 2016 and 2015. This information contains non-GAAP financial measures of the Company's operating performance. The Company believes this non-GAAP information is useful because it provides a means to evaluate the operating performance of the Company on an ongoing basis using criteria that are used by our management. Additionally, it highlights operating trends and aids analytical comparisons. However, this information has limitations and should not be used as an alternative to operating income (loss) or cash flow performance measures determined in accordance with GAAP, as this information excludes certain costs that may affect the Company's operating performance in future periods.

OTHER FINANCIAL & OPERATING DATA Unaudited

	Three Months Ended			Nine Months Ended
	September 30, 2016	September 30, 2015	June 30, 2016	September 30, 2016	September 30, 2015

Number of completed rigs end of period	14	14	14	14	14
Rig operating days (1)	774.0	879.9	732.2	2,449.4	2,770.1
Average number of operating rigs (2)	8.4	9.6	8.0	8.9	10.1
Rig utilization (3)	64.7%	82.1%	65.6%	72.0%	84.3%
Average revenue per operating day (4)	$ 17,420	$ 23,578	$ 20,116	$ 20,209	$ 22,644
Average cost per operating day (5)	$ 9,614	$ 13,239	$ 8,757	$ 10,118	$ 12,700
Average rig margin per operating day	$ 7,806	$ 10,339	$ 11,359	$ 10,091	$ 9,944

(1)

Rig operating days represent the number of days that our rigs are earning revenue under a contract, including days that standby revenues are earned.  During the three and nine months ended September 30, 2016, there were 236.0 and 790.1 operating days in which the Company earned revenue on a standby basis, respectively, including 222.0 and 747.0 standby-without-crew days, respectively.  During the three and nine months ended September 30, 2015, there were 34.0 and 457.7 operating days in which the Company earned revenue on a standby basis, respectively, including 34.0 and 222.0 standby-without-crew days, respectively.  During the three months ended June 30, 2016, there were 368.4 standby days, of which 362.9 were standby-without-crew days.

(2)	Average number of operating rigs is calculated by dividing the total number of rig operating days in the period by the total number of calendar days in the period.
(3)

Rig utilization is calculated as rig operating days divided by the total number of days our drilling rigs are available during the applicable period.  During the third quarter of 2015, the Company elected to remove its two 100 series non-walking rigs from its marketed fleet pending completion of their planned rig conversions to 200 series, pad-optimal status.  Rig utilization during the first nine months of 2016 excludes one of these 100 series rigs.  The conversion of the other 100 series rig was completed during the second quarter of 2016 and the rig re-entered the marketed fleet in June 2016.  Rig utilization excludes this rig during the first five months of 2016.

(4)

Average revenue per operating day represents total contract drilling revenues earned during the period divided by rig operating days in the period.  Excluded in calculating average revenue per operating day are revenues associated with the reimbursement of out-of-pocket costs paid by customers of $1.0 million, $0.6 million and $0.4 million during the three months ended September 30, 2016 and 2015, and June 30, 2016, respectively, and $2.6 million and $2.0 million during the nine months ended September 30, 2016 and 2015, respectively.  Included in calculating average revenue per operating day were early termination revenues associated with a contract termination at the end of the first quarter of 2016 of $1.6 million during the three months ended June 30, 2016, respectively, and $1.8 million during the nine months ended September 30, 2016.

(5)

Average cost per operating day represents total direct operating costs incurred during the period divided by rig operating days in the period.  The following costs are excluded in calculating average cost per operating day: (i) out-of-pocket costs reimbursed by customers of $1.0 million, $0.6 million and $0.4 million during the three months ended September 30, 2016 and 2015, and June 30, 2016, respectively, and $2.6 million and $2.0 million during the nine months ended September 30, 2016 and 2015, respectively, (ii) new crew training costs of $0.4 million, $0.3 million and $0.1 during the three months ended September 30, 2016 and 2015, and June 30, 2016, respectively, and $0.4 million and $0.5 million during the nine months ended September 30, 2016 and 2015,  respectively, (iii) construction overhead costs expensed due to reduced rig construction activity of $0.3 million and $0.5 million during the three months ended September 30, 2016 and June 30, 2016, respectively, and $1.3 million during the nine months ended September 30, 2016, and (iv) rig reactivation costs associated with the redeployment of previously stacked rigs, excluding $0.4 million of new crew training costs (included in (ii) above), of $2.1 million during the three and nine months ended September 30, 2016.

Non-GAAP Financial Measure

Adjusted EBITDA is a supplemental non-GAAP financial measure that is used by management and external users of our financial statements, such as industry analysts, investors, lenders and rating agencies. In addition, adjusted EBITDA is consistent with how EBITDA is calculated under our revolving credit facility for purposes of determining our compliance with various financial covenants. We define "EBITDA" as earnings (or loss) before interest, taxes, depreciation, and amortization, and we define "adjusted EBITDA" as EBITDA before stock-based compensation, non-cash asset impairments, gains or losses on disposition of assets, and other non-recurring items added back to, or subtracted from, net income for purposes of calculating EBITDA under our revolving credit facility. Adjusted EBITDA is not a measure of net income as determined by U.S. generally accepted accounting principles ("GAAP").

Management believes adjusted EBITDA is useful because it allows our stockholders to more effectively evaluate our operating performance and compliance with various financial covenants under our revolving credit facility and compare the results of our operations from period to period and against our peers without regard to our financing methods or capital structure. We exclude the items listed above from net income (loss) in calculating adjusted EBITDA because these amounts can vary substantially from company to company within our industry depending upon accounting methods and book values of assets, capital structures and the method by which the assets were acquired. Adjusted EBITDA should not be considered an alternative to, or more meaningful than, net income (loss), the most closely comparable financial measure calculated in accordance with GAAP or as an indicator of our operating performance or liquidity. Certain items excluded from adjusted EBITDA are significant components in understanding and assessing a company's financial performance, such as a company's cost of capital and tax structure, as well as stock-based compensation and the historic costs of depreciable assets, none of which are components of adjusted EBITDA. Our presentation of adjusted EBITDA should not be construed as an inference that our results will be unaffected by unusual or non-recurring items. Our computations of adjusted EBITDA may not be comparable to other similarly titled measures of other companies.

The following table presents a reconciliation of adjusted EBITDA to the GAAP financial measure of net income for each of the periods indicated.

	(Unaudited)			(Unaudited)
	Three Months Ended			Nine Months Ended
	September 30, 2016	September 30, 2015	June 30, 2016	September 30, 2016	September 30, 2015
(in thousands)
Net loss	$ (7,198)	$ (3,377)	$ (4,191)	$ (11,803)	$ (2,654)
Add back:
Income tax expense (benefit)	32	(326)	31	67	(386)
Interest expense	456	862	1,059	2,492	1,891
Depreciation and amortization	6,010	5,635	5,816	17,651	15,093
EBITDA	(700)	2,794	2,715	8,407	13,944
Stock-based compensation	976	738	1,205	3,336	2,472
Stock-based compensation - executive retirement	-	-	(67)	(67)	-
Insurance recoveries, net	-	-	-	-	(841)
Loss on disposition of assets, net	676	2,268	37	588	2,602
Executive retirement	-	-	1,552	1,552	-
Adjusted EBITDA	$ 952	$ 5,800	$ 5,442	$ 13,816	$ 18,177

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